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
                                                                                              Exhibit 11

                                    ENGINEERED SUPPORT SYSTEMS, INC.
                            STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                (in thousands, except per share amounts)

                                                     Three Months Ended            Nine Months Ended
                                                           July 31                      July 31
                                                   -----------------------       ----------------------
                                                     2004           2003           2004          2003
                                                     ----           ----           ----          ----
NET INCOME:
   Continuing operations                           $ 20,506       $ 12,416       $ 54,572      $ 29,336
   Discontinued operations                                                                          294
                                                   --------       --------       --------      --------
          Total                                    $ 20,506       $ 12,416       $ 54,572      $ 29,630
                                                   ========       ========       ========      ========

BASIC EARNINGS PER SHARE:
   Average basic shares outstanding                  26,345         24,257         25,777        24,081
                                                   ========       ========       ========      ========

   Continuing operations                           $   0.78       $   0.51       $   2.12      $   1.22
   Discontinued operations                                                                         0.01
                                                   --------       --------       --------      --------
          Total                                    $   0.78       $   0.51       $   2.12      $   1.23
                                                   ========       ========       ========      ========

DILUTED EARNINGS PER SHARE:
   Average basic shares outstanding                  26,345         24,257         25,777        24,081
   Net effect of dilutive stock options (1)           1,721          1,534          2,042         1,443
                                                   --------       --------       --------      --------
          Total                                      28,066         25,791         27,819        25,524
                                                   ========       ========       ========      ========


   Continuing operations                           $   0.73       $   0.48       $   1.96      $   1.15
   Discontinued operations                                                                         0.01
                                                   --------       --------       --------      --------
          Total                                    $   0.73       $   0.48       $   1.96      $   1.16
                                                   ========       ========       ========      ========

(1) Based on the treasury stock method.
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